EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS
* Company Reports 30th Consecutive Quarter of Profitability;
* Bookings Increase 30 Percent Sequentially and 53 Percent Year-over-Year;
* Net Revenues Increase 38 Percent Sequentially and 64 Percent Year-over-Year

MOUNT LAUREL, NJ, May 4, 2017 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter ended March 31, 2017.

2017 First Quarter Summary
*    First quarter 2017 bookings were $15.0 million, compared with fourth quarter 2016 bookings of $11.6 million and first quarter
      2016 bookings of $9.8 million;

     *    $3.5 million, or 23%, of first quarter 2017 bookings were derived from non-semiconductor test, compared with first quarter
           2016 non-semiconductor test bookings of $2.0 million, or 20%

*    First quarter 2017 net revenues were $14.2 million, compared with fourth quarter 2016 net revenues of $10.3 million and first quarter 2016 net revenues of $8.6 million;

     *    $3.7 million, or 26%, of first quarter 2017 net revenues were derived from non-semiconductor test, compared with first quarter 2016 non-semiconductor test revenues of $2.6 million, or 30%.

*    First quarter 2017 gross margin was $7.7 million, or 55%, compared with fourth quarter 2016 gross margin of $5.4 million, or
      53%, and first quarter 2016 gross margin of $4.1 million, or 47%.

*    First quarter 2017 net earnings were $2.1 million, or $0.20 per diluted share, compared with fourth quarter 2016 net earnings of
      $1.0 million, or $0.10 per diluted share, and first quarter 2016 net earnings of $81,000, or $0.01 per diluted share.

*    Cash and cash equivalents at March 31, 2017 were $27.5 million, compared with $28.6 million at December 31, 2016.

2017 First Quarter Share Repurchase
During the first quarter of 2017, the Company purchased 13,883 shares of inTEST stock under its previously announced repurchase program, authorized in December 2015, bringing the total shares repurchased under the program to 297,020. The cost of first quarter 2017 repurchased shares totaled approximately $62,000.

"Demand for our broad-based solutions was unexpectedly strong in the first quarter, resulting in solid financial results," commented Robert E. Matthiessen, president and chief executive officer. "Bookings increased 30% sequentially and 53% year-over-year, net revenues grew 38% sequentially and 64% year-over-year, and we delivered our 30th consecutive quarter of profitability. Our Thermal Solutions division was fueled by strong orders from telecom, semiconductor and defense-aerospace customers in both North America and Asia; while solid advances in the automotive industry, as well as demand for the Internet of Things (IoT), industrial products, and consumer electronics drove the EMS business. We are on track to significantly exceed the first half performance of last year. The first quarter's exceptionally strong order flow was beyond our (and our customers') expectations and will result in a modest 'digestive' period. Looking forward, we continue to see significant opportunities and a strong 2017. With the growth we are experiencing in both our Thermal Solutions and EMS divisions, we are well positioned to capitalize on the industry's momentum."

Mr. Matthiessen added, "Our long-term objectives center on diversified growth through acquisition and the evolution of inTEST into a broad-based technology company serving the thermal technology needs of a variety of markets, while continuing to supply our valued customers in the semiconductor test arena with innovative, high quality and cost-effective testing solutions. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place."

2017 Second Quarter Financial Outlook
inTEST expects that net revenues for the second quarter of 2017 will be in the range of $13.0 million to $14.0 million and that earnings per diluted share will range from $0.13 to $0.18. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

2017 First Quarter Conference Call Details
inTEST management will host a conference call on Thursday, May 4, 2017 at 5:00 pm Eastern Daylight Time. The conference call will address the Company's first quarter 2017 financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating and product initiatives and developments, and other matters relating to the Company's current or future performance. To access the live conference call, please dial (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 3864332. Please reference the inTEST 2017 Q1 Financial Results Conference Call.

2017 First Quarter Live Webcast Details
inTEST Corporation will provide a webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2017 First Quarter Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

Submit Questions
In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The Company will address as many questions as possible on the conference call.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers and by manufacturers in other diversified industries. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Other industries into which the Company's products are also sold include: the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: (808) 960-2642

- tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2017	3/31/2016	12/31/2016
Net revenues	$14,180	$ 8,647	$10,272
Gross margin	7,728	4,067	5,405
Operating expenses:
Selling expense	1,668	1,335	1,367
Engineering and product development expense	935	991	782
General and administrative expense	1,994	1,645	1,641
Operating income	3,131	96	1,615
Other income (expense)	41	28	(2)
Earnings before income tax expense	3,172	124	1,613
Income tax expense	1,094	43	612
Net earnings	2,078	81	1,001

Net earnings per share - basic	$0.20	$0.01	$0.10
Weighted average shares outstanding - basic	10,265	10,390	10,274

Net earnings per share - diluted	$0.20	$0.01	$0.10
Weighted average shares outstanding - diluted	10,295	10,404	10,297

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2017	12/30/2016
Cash and cash equivalents	$27,455	$28,611
Trade accounts receivable, net	9,817	5,377
Inventories	3,921	3,676
Total current assets	41,567	38,006
Net property and equipment	934	944
Total assets	46,353	42,844
Accounts payable	1,833	1,368
Accrued expenses	2,975	3,113
Total current liabilities	6,433	5,056
Noncurrent liabilities	-	-
Total stockholders' equity	39,920	37,788

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